EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-115727 on Form S-3 and Nos. 333-115728 and 333-136941 on Form S-8 of our reports dated December 7, 2007, relating to the financial statements of The Steak n Shake Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment on September 29, 2005), and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Steak n Shake Company for the year ended September 26, 2007.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
December 10, 2007